Exhibit 10.6
License Agreement for “WordSmart” Product Line

This License Agreement for “WordSmart” Product Line (the “Agreement”), dated as of October 18, 2010 (the “Effective Date”) is between YesDTC Holdings, Inc., a Nevada Corporation (“YesDTC”) and WordSmart Corporation, a California corporation (“WordSmart”), provides for the license from WordSmart to YesDTC of the right to manufacture, market, distribute and sell the specific vocabulary building educational product that is currently being marketed by WordSmart’s television infomercial (the “Existing WordSmart Infomercial”), including any future additions and improvements thereto and all instructional materials and ancillary items, currently known as “WordSmart” and any new versions or upgrades thereto (the “Product Line”).  WordSmart and YesDTC acknowledge and agree that the Product Line shall not include any non-vocabulary products made by WordSmart, WordSmart Pro, WordSmart’s Subscription Business (as such term is defined in Section 2(e) of this Agreement), any products yet to be developed by WordSmart or any other product that is not currently being sold by WordSmart through the Existing WordSmart Infomercial.  In addition, WordSmart is retaining certain rights pursuant to Section 2 of this Agreement.

The terms of this Agreement are as follows:

1. Grant of License.

(a) WordSmart hereby grants to YesDTC for the Term of this Agreement and each Renewal Term thereof, if applicable:

(i) an exclusive limited license, right and privilege to utilize the Intellectual Property, if any, to market, distribute and sell the Product Line throughout United States, Canada, United Kingdom, New Zealand, Australia, Ireland, and South Africa by using the Existing WordSmart Infomercial, the New YesDTC Infomercial (as such term is defined in Section 3(b) of this Agreement) and any new advertising or direct marketing materials prepared by YesDTC through the use of direct forms of marketing and advertising to elicit inquiries or sales from potential customers directly to YesDTC, bypassing intermediaries such as retailers or wholesalers including, without limitation, television, radio and home shopping types of networks (“Direct Response Marketing”);

(ii) a non-exclusive right to manufacturer and duplicate the Product Line;

(iii) a non-exclusive right to use the name, initials, voice, signature, photograph, likeness and other Publicity Rights of David A. Kay (“Founder”) for the purpose of marketing, distributing and selling the Product Line pursuant to the terms of this Agreement, subject to the review and reasonable approval by Founder of such marketing and advertising; and

(iv) the right to utilize the existing www.wordsmart.tv website and to recreate, redesign and manage the website known as www.wordsmart.tv for the purpose of marketing, distributing and selling the Product Line pursuant to the terms of this Agreement.

YesDTC agrees to appropriately display copyright and trademark notices in a form approved by WordSmart on and in connection with the Product Line, including a notice that unauthorized duplication of the Product Line is prohibited.

(b) For purposes of this Agreement, the term “Intellectual Property” means the following:

(i) All patent rights and interests relating in any way to the Product Line;

(ii) All trademarks associated with the Product Line, regardless of whether registered, or whether common law, statutory, federal, state or foreign including, without limitation, marks, logos, designs and names that include the mark “WordSmart;”

(iii) All copyrights and rights to copyright associated with the Product Line, regardless of whether registered, or whether common law, statutory, federal, state or foreign;

(iv) All expressions concerning the Product Line, including without limitation, (A) all scripts, brochures, books, pamphlets, magazines, and other forms of expression using the printed or written word, (B) photographs, videotapes, films and other forms of visual expression; (C) audiotapes, compact discs, and other forms of expression of voice, music and other sounds; and

(v) All variations, derivatives, enhancements, extensions and improvements of any of the foregoing, including, without limitation, all future developments or versions of any of the foregoing, all of which are deemed included automatically, without further action on the part of WordSmart.

(c) For purposes of this Agreement, the term “Publicity Rights” means all right to the use of the name, initials, voice, signature, photograph and likeness of founder in connection with the manufacturing, marketing, distribution and sale of the Product Line.

(d) YesDTC shall not reverse engineer or decompile any software in the Product Line or any portion thereof, or modify, alter or change any such software.  Any modifications, alterations or changes to such software, unless authorized by WordSmart, shall be a material default hereunder which will permit WordSmart to immediately terminate this Agreement pursuant to Section 10(c).

2. Ownership; Reserved Rights.

(a) As between WordSmart and YesDTC, WordSmart shall retain all right, title and interest in and to the Product Line, all Intellectual Property and all Publicity Rights subject to the terms of this Agreement.  Nothing in this Agreement shall confer in YesDTC any right of ownership in the Product Line, the Intellectual Property or the Publicity Rights and YesDTC shall not make any representation to that effect, or use the Intellectual Property in a manner that suggests that such rights are conferred.

(b) Notwithstanding the grant of license set forth in Section 1(a), it is understood by both WordSmart and YesDTC that the licenses granted by this Agreement do not apply to any of the following (the “WordSmart Retained Rights”):

(i) any site licenses or other sales of the network versions of the products in the Product Line or any other products using any method of advertising or marketing including, without limitation, Direct Response Marketing, to schools, other learning centers, corporations or institutions for the use by their students, employees, customers or clients;

(ii) any sales of the Product Line generated by any means other than Direct Response Marketing, including any sales of the Product Line on WordSmart’s existing website, www.wordsmart.com;

(iii) any sales generated by the Subscription Business subject to the terms of Section 2(e) of this Agreement;

(iv) any sales of WordSmart Pro using any method of advertising or marketing including, without limitation, Direct Response Marketing;

(v) any sales of any other product that is currently being sold by WordSmart other than through the Existing WordSmart Infomercial by any method of advertising or marketing including, without limitation, Direct Response Marketing;

(vi) any sales of any product yet to be developed or acquired by WordSmart using any method of advertising or marketing including, without limitation, Direct Response Marketing;

(vii) any sales of the Product Line or any other product using Infomercial Call Backs as described in Section 2(d) of this Agreement.

All of the WordSmart Retained Rights are fully retained by WordSmart.  YesDTC agrees to provide to WordSmart any lead it generates relative to the WordSmart Retained Rights.  It is further understood by both WordSmart and YesDTC that WordSmart retains all of its rights to the Intellectual Property in connection with all of the WordSmart Retained Rights including, without limitation, the right to use the mark “WordSmart” in connection with its corporate name and any product sales in connection with the WordSmart Retained Rights.  All revenue derived from any product sales in connection with the WordSmart Retained Rights will be the property of WordSmart.  However, WordSmart agrees that it will not develop a product to compete directly with the Product Line and market it through Direct Response Marketing.

(c) WordSmart and YesDTC intend to divide Internet sales so that YesDTC will benefit from sales of the Product Line generated from Direct Response Marketing only and WordSmart will benefit from sales of the Product Line generated by the WordSmart Retained Rights.  To accomplish this goal, WordSmart will comply with the Internet Marketing Rules set forth on Exhibit A attached hereto with respect to www.wordsmart.com and YesDTC will comply with the Internet Marketing Rules set forth on Exhibit A attached hereto with respect to www.wordsmart.tv.  YesDTC shall have the reasonable authority to review and approve the content to be listed on www.wordsmart.com and WordSmart shall have the reasonable authority to review and approve the content to be listed on www.wordsmart.tv to accomplish these goals.

(d) Included in the WordSmart Retained rights are the rights to call back and market the Product Line or any other products to any and all potential customers who contact YesDTC as a result of YesDTC’s Direct Response Marketing, but who do not buy any products from the Product Line (“Infomercial Call Backs”).  YesDTC, via its inbound call centers, will provide on a daily basis to WordSmart the names and telephone numbers of all such customers so that WordSmart may conduct Infomercial Call Backs.  All revenue derived from sales of the Product Line and any other products through Infomercial Call Backs will be the property of WordSmart.

(e) Also, included in the WordSmart Retained Rights are all marketing rights relative to its sales of monthly subscriptions (each, a “Subscription”) associated with the Product Line (the “Subscription Business”), for which WordSmart currently receives $19.95 per month for each Subscription.  YesDTC, via its inbound call centers, will provide on a daily basis to WordSmart the names and telephone numbers of all customers who are interested in acquiring a Subscription so that WordSmart may market the Subscriptions to such customers.  YesDTC agrees to maintain scripts for use within its call-center with language that is similar to what is currently used by WordSmart relative to the marketing of the Subscription Business.  All revenues derived from the Subscription Business, no matter how or from where they are derived, shall continue to belong to and be the property of WordSmart.  However, for each successful sale of a Subscription from a lead generated by YesDTC and provided to WordSmart, WordSmart shall pay YesDTC a one-time fee of $10.00 (each, a “Subscription Fee”).  The Subscription Fee will either be paid by WordSmart to YesDTC within thirty (30) calendar days following the end of each calendar quarter for the Subscriptions sold in such calendar quarter or may be deducted by YesDTC from Royalties (as such term is defined in Section 7 below) owing by YesDTC to WordSmart for such calendar quarter.  WordSmart shall owe no Subscription Fee to YesDTC for any Subscriptions sold prior to the Effective Date of this Agreement or for any Subscriptions sold through leads that are not generated by YesDTC and provided to WordSmart.  Further, notwithstanding the foregoing, if the total revenue of the Subscription Business to WordSmart in any calendar quarter from its Subscription Business exceeds [14%] of YesDTC’s total Net Collected Sales of the Product Line through YesDTC’s Direct Response Marketing in such calendar quarter, then YesDTC and WordSmart agree to renegotiate this provision if YesDTC’s media spend for such calendar quarter period is not more than 50% less than YesDTC’s media spend for the calendar quarter just previous to such calendar quarter.

3. Infomercial Production and Access.

(a) YesDTC acknowledges that WordSmart has produced the Existing WordSmart Infomercial.  YesDTC will have full and unencumbered access to all materials related to the Existing WordSmart Infomercial for purpose of marketing, distributing and selling the Product Line through Direct Response Marketing pursuant to the terms of this Agreement.  This includes all original master tapes, videotaped materials, voiceovers, graphics, animation, and any and all other related materials YesDTC may require or request.  YesDTC will have full rights to augment or edit the Existing WordSmart Infomercial.  WordSmart shall have reasonable approval rights pertaining to usage of the Existing WordSmart Infomercial and any changes to the Existing WordSmart Infomercial, such approval not to be unreasonably withheld.

(b) YesDTC may create a new infomercial (each, a “New YesDTC Infomercial”), new Direct Response Marketing materials and/or other new advertising and marketing materials, data and other information related to the Product Line (collectively, the “New YesDTC Marketing Materials”).  WordSmart shall have reasonable approval rights pertaining to all New YesDTC Marketing Materials, such approval not to be unreasonably withheld.  All New YesDTC Marketing Materials developed, prepared, or originated by YesDTC as related to the Product Line shall be the exclusive property of YesDTC.  YesDTC shall own all copyrights for such materials and have the unlimited right to use, reproduce, disclose, publish, translate, or deliver such data in any manner whatsoever and to authorize others to do so as its sole discretion.  All such New YesDTC Marketing Materials developed and financed by YesDTC are the exclusive property of YesDTC and cannot be used by anyone else to market in any location without the express permission of YesDTC in all circumstances.  In the event that YesDTC shall decide at any time and in its sole discretion to sell, transfer, license, destroy or otherwise dispose of such materials, YesDTC shall first contact WordSmart and provide WordSmart with the right to acquire such materials under terms and conditions acceptable to YesDTC and WordSmart.

4. Operational Contract Phase.

(a)   After the Effective Date and during the Term of this Agreement, all revenues generated by YES DTC pursuant to the limited license granted to YesDTC by Section 1(a) will belong to YesDTC, subject to the terms of this Section 4 and the obligation of YesDTC to pay Royalties to WordSmart pursuant to the terms of Section 7.   However, YesDTC has not yet set up its business operations to market, sell or distribute the Product Line.  Therefore, WordSmart agrees to continue to market, sell and distribute the Product Line in accordance with its current business operations on behalf of YesDTC.  WordSmart will (i) arrange for Euro RSCG and Gray Matter (collectively, the “Media Buyers”) to purchase media time for the Existing WordSmart Infomercial as directed by YesDTC, (ii) continue its engagement of Triton Technologies (the “WordSmart In-bound Call Center”) to perform call center functions, (iii) fulfill orders by customers, (iv) ship the products in the Product Line to customers, and (iv) provide customer service to customers (the “WordSmart Operational Contract Phase Services”) for a period of no longer than 60 days from the Effective Date or such earlier date that WordSmart is informed in writing by YesDTC to discontinue marketing, selling and distributing the Product Line on behalf of YesDTC (the “Operational Contract Phase”).  WordSmart shall continue to retain its rights to the WordSmart Retained Rights and the revenue derived therefrom during the Operational Contract Phase.

(b) During the Operational Contract Phase, YesDTC will (i) directly prepay the Media Buyer for the cost of all Direct Response Marketing activities incurred by WordSmart on behalf of YesDTC, (ii) directly pay to the WordSmart In-Bound Call Centers all costs incurred by WordSmart for services performed by the WordSmart In-Bound Call Centers, (iii) pay all Royalties due under Section 7, and (iv) pay WordSmart 20.4% of the gross sale amount of each product sold on behalf of YesDTC to reimburse WordSmart for its costs associated with the following services:

Treehouse	1.25%
DSG Productions	0.75%
Product Costs	5.00%
Customer Service	3.50%
Merchant Fees	2.50%
Freight	2.00%
S&H	1.50%
Trebek	2.00%
Overhead	2.00%

TOTAL	20.50%

(c) WordSmart will also provide reasonable assistance to the staff of YesDTC during the Operational Contract Phase in connection with YesDTC’s set up of its initial business operations to market, sell or distribute the Product Line.  YesDTC agrees to reimburse WordSmart for any travel or other related hard costs paid by WordSmart to or on behalf of such staff member(s) in connection with the Such services, so long as prior approval of these costs is obtained from YesDTC.

(d) During the Operational Contract Phase, both parties agree to share appropriate data in order to ensure a smooth and effective transition of all appropriate data from WordSmart’s operational systems to YesDTC’s operational systems so that YesDTC will be able to market, sell or distribute the Product Line pursuant to the license granted by this Agreement.  WordSmart will also provide reasonable assistance to the staff of YesDTC during the Operational Contract Phase in connection with this data transfer.

5. Agreements Relative to Alex Trebeck.  WordSmart has entered into that certain Services Agreement, dated as of January 24, 2007 (the “Trebek Agreement”), with Gargoyle Productions, Inc. a California corporation (“Gargoyle Productions”), pursuant to which Alex Trebek (“Trebek”) will provide certain services to WordSmart to act as an endorser of the Product Line.  WordSmart has provided to YesDTC a true and complete copy of the Trebek Agreement for review so that YesDTC is fully knowledgeable of the terms and conditions set forth in the Trebek Agreement.  During the Term of this Agreement, WordSmart will not modify the Trebek Agreement without the prior written consent of YesDTC.  WordSmart understands that YesDTC considers Trebek’s participation vital to the future marketability of the Product Line.  However, the parties confirm that WordSmart is currently seeking to renew the term of the Trebek Agreement under more favorable terms.  If WordSmart is unable to successfully re-acquire the services of Trebek for a period of no less than two additional years under terms and conditions acceptable to Yes DTC within sixty (60) days of the Effective Date, YesDTC may at its option cancel this Agreement in its entirety in accordance with Section 10(b).  If this Agreement is terminated by YesDTC pursuant to this Section 5, YesDTC will be entitled to receive revenue generated from the sale of products in the Product Line pursuant to the terms of Section 4, subject to YesDTC’s obligations to make all payments required by Section 4.

6. DSG Productions Agreement.  WordSmart has entered into that certain [NAME OF AGREEMENT,] dated as of [DATE OF AGREEMENT] (the “DSG Productions Agreement”), with [DSG Productions, Inc.] (“DSG Productions”), pursuant to which DSG Productions has agreed to provide certain actors to provide services to WordSmart.  WordSmart has provided to YesDTC a true and complete copy of the DSG Productions Agreement for review so that YesDTC is fully knowledgeable of the terms and conditions set forth in the DSG Productions Agreement.  During the Term of this Agreement, WordSmart will not modify the DSG Productions Agreement without the prior written consent of YesDTC.

7. Royalties.

(a) YesDTC will pay (i) royalties to WordSmart (the “Royalties”) in an amount equal to five (5%) percent of YesDTC’s Net Collected Sales (defined below) per calendar year during the Term of this Agreement for products sold from the Product Line, plus (ii) additional royalties during the Term of this Agreement to WordSmart that will be used by WordSmart to pay to Gargoyle Productions for the services of Trebek pursuant to the terms of the Trebek Agreement and any renewal or modification thereof; provided, however, WordSmart may request in writing that YesDTC directly pay Gargoyle Productions the royalties owing under the Trebek Agreement and, if so, YesDTC shall make such payments directly when due and provide evidence to WordSmart that such payments have been made on time, and (iii) additional royalties during the Term of this Agreement to WordSmart that will be used by WordSmart to pay to DSG Productions pursuant to the DSG Productions Agreement; provided, however, WordSmart may request in writing that YesDTC directly pay DSG Productions the royalties owing under the DSG Productions Agreement and, if so, YesDTC shall make such payments directly when due and provide evidence to WordSmart that such payments have been made on time.  YesDTC agrees to pay the royalty rates set forth in the Trebeck Agreement as it currently exists, unless otherwise modified with the approval of YesDTC.  YesDTC agrees to pay the royalty rates set forth in the DSG Productions Agreement as it currently exists, unless otherwise modified with the approval of YesDTC. “Net Collected Sales” for purposes of calculating the Royalties shall be defined as the total dollars paid to and received by YesDTC in connection with the sale of products in the Product Line, exclusive of revenues owned by and/or payable to WordSmart pursuant to Section 2 including, without limitation, revenues derived from the WordSmart Retained Rights and exclusive of any sales and use tax, refunds, rebates, and returns.  The Royalties shall be paid by YesDTC to WordSmart on a calendar quarterly basis, with each payment to be paid on or before thirty (30) days following the end of each calendar quarter during the Term of this Agreement.  Each payment of Royalties shall be accompanied by a statement of accounting setting forth the Net Collected Sales for the relevant quarter and the calculation of the Royalties payable thereon.  Royalties to be paid to WordSmart relative to the Trebeck Agreement are set forth in the Trebeck Agreement and Royalties to be paid to DSG Productions relative to the DSG Productions Agreement are set forth in the DSG Productions Agreement.  YesDTC acknowledges that royalties owing to Trebek under the current Trebek Agreement include minimum royalties of $300,000 per year.

(b) If YesDTC fails to pay to WordSmart any Royalties or other payment due under this Agreement when due in full, (i) YesDTC will pay interest on any unpaid balance from and including the date the payment becomes due until the date of payment at a rate equal to prime plus 1 ½% per month, and (ii) if the default continues uncured for twenty (20) business days or more after notice to YesDTC, WordSmart may terminate this Agreement by written notice to YesDTC, and the amount due will continue to accrue interest until paid in full.  YesDTC will reimburse WordSmart for any costs incurred by WordSmart in seeking to collect any sums due to it, including attorneys’ fees and expenses, and collection agency fees and expenses.

8. Information Access.  WordSmart and YesDTC shall each maintain complete and accurate books of account and records relating to WordSmart’s revenue from its Subscription business and YesDTC’s Net Collected Sales of the products in the Product Line.  WordSmart shall have the right, upon ten (10) days prior written notice to YesDTC, to have its designated professional accountant representative inspect all of YesDTC’s accounting records and vendor reports relating to Net Collected Sales.  Any such inspection shall take place during YesDTC’s normal working hours at the principal offices of YesDTC.  YesDTC shall have the right, upon ten (10) days prior written notice to WordSmart, to have its designated professional accountant representative inspect all of WordSmart’s accounting records and vendor reports relating to revenue reserved by WordSmart pursuant to revenues received from the Subscription Business and Subscription Fees owing by WordSmart to YesDTC pursuant to Section 2.  Any such inspection shall take place during WordSmart’s normal working hours at the principal offices of WordSmart.

9. Deposit and Milestone Payments.  YesDTC agrees to pay WordSmart $100,000 as follows:  Upon the signing of this Agreement, YesDTC shall pay WordSmart a nonrefundable $25,000 deposit, which shall be credited towards the Royalties due to WordSmart under this Agreement.  Fourteen (14) calendar days after the Effective Date of this Agreement, YesDTC will pay WordSmart an additional deposit of $50,000, which deposit (i) will be fully refundable to YesDTC unless and until the Trebek Agreement shall have been amended in writing and the services of Trebek shall have been extended for a period of no less than two years at a royalty rate that is at least as favorable as currently exists, and (ii) will be credited toward the Royalties due to WordSmart under this Agreement.  However, if the following conditions have not been satisfied sixty (60) days after the Effective Date of this Agreement:

(a) The Trebek Agreement shall have been amended in writing and the services of Trebek shall have been extended for a period of no less than two years at a royalty rate that is at least a favorable as currently exists; and

(b) WordSmart shall have provided the WordSmart Operational Contract Phase Services during the Operational Contract Phase pursuant to Section 4(a) and the services during the Operational Contract Phase pursuant to Section 0, for any reason other than YesDTC’s failure to make any payments required by Section 4, then YesDTC will have the option at its discretion to notify WordSmart in writing of its election to (i) terminate this Agreement, or (ii) extend the date for the completion of these conditions.  If YesDTC elects to terminate this Agreement under this section, (A) the initial $25,000 deposit paid to WordSmart is nonrefundable, but (B) the additional $50,000 deposit paid to WordSmart will be refundable by WordSmart to YesDTC unless the Trebek Agreement shall have been amended in writing prior to such termination and the services of Trebek shall have been extended for a period of no less than two years at a royalty rate that is at least a favorable as currently exists.  Sixty (60) days after the Effective Date of this Agreement or on such extended date for completion of the conditions, and assuming the above conditions have been fulfilled, YesDTC will make an additional final nonrefundable payment of $25,000, which will be credit against the Royalties owing to WordSmart.

10. Term; Termination.

(a) The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue for a period of one (1) year unless terminated earlier pursuant to the terms of this Agreement.  Thereafter, YesDTC at its options may elect to renew this Agreement successively for up to four (4) additional one-year terms (each, a “Renewal Term”) on the same terms and conditions contained herein if this Agreement has not been previously terminated pursuant to the terms of this Agreement, provided, however, that, as a condition of renewal, (a) YesDTC shall have paid to WordSmart all Royalties and other sums due under this Agreement on or prior to their due date during the one (1) year period preceding each Renewal Term, and (b) WordSmart shall have received at least $50,000 during each calendar quarter during the one (1) year period preceding each Renewal Term.

(b) YesDTC may terminate this Agreement prior to the expiration of the Term pursuant to the provisions of Section 5 or Section 9.

(c) WordSmart may terminate this Agreement prior to the expiration of the Term, effective immediately upon written notice to YesDTC:

(i) in the event of YesDTC’s breach of any of its payment obligations pursuant to Section 7(b);

(ii) in the event of YesDTC’s breach of any other material obligation contained in this Agreement or any other agreement between YesDTC and WordSmart including, without limitation, YesDTC’s obligations under Section 1(d);

(iii) in the event of YesDTC’s insolvency, bankruptcy or upon the appointment of any receiver or trustee to take possession of the properties of YesDTC or the winding up of YesDTC;

(iv) in the event of the sale by YesDTC of all or substantially all of its assets, consolidation or merger of YesDTC with any person or entity that is a direct competitor of WordSmart,

(v) in the event YesDTC fails to spend at least $400,000 on media time per quarter for the first calendar year following the Effective Date and for each calendar year thereafter, or

(vi) in the event YesDTC fails to pay Royalties to WordSmart hereunder in an amount equal to at least $50,000 during each calendar quarter during the first calendar year following the Effective Date, and during each calendar quarter for each calendar year thereafter.

(d) Upon any termination of this Agreement,

(i) The license granted to YesDTC pursuant to this Agreement shall terminate, all rights granted to YesDTC hereunder shall revert to WordSmart and WordSmart may use such rights or it may re-license or sell any or all of such rights to any third party in its sole discretion.  YesDTC shall fully cooperate with WordSmart in executing such documents and taking all such other action as WordSmart shall reasonably request in order to accomplish the foregoing including, without limitation, immediately discontinuing all use of the Intellectual Property and Publicity Rights and any term or terms confusingly similar thereto, and deleting the same from its corporate or business name, cooperating with WordSmart or its appointed agent to apply to the appropriate authorities to cancel any recording of this Agreement in any government records, to destroy or return to WordSmart all printed materials bearing the Intellectual Property, and to ensure that all rights in the Intellectual Property and the goodwill connected therewith shall remain the property of WordSmart.

(ii) Any Royalties or other amounts due to WordSmart for any prior calendar quarter shall become immediately due and payable.

(iii) If this Agreement is terminated by YesDTC during the Operational Contract Phase pursuant to Section 5 or Section 9, YesDTC will be entitled to receive revenue generated from the sale of products in the Product Line prior to such termination during the Operational Contract Phase pursuant to the terms of Section 4; subject to YesDTC’s obligation to pay Royalties to WordSmart based on such revenue.  In addition, the additional $50,000 deposit paid to WordSmart pursuant to the terms of Section 9 will be refundable to YesDTC by WordSmart upon such termination by YesDTC unless prior to such termination, the Trebek Agreement shall have been amended in writing and the services of Trebek shall have been extended for a period of no less than two years at a royalty rate that is at least a favorable as currently exists.

11. Brand Protection and Brand Building.  WordSmart has expended considerable resources in building its good will and brand equity among consumers and it is understood that YesDTC will use its best efforts to preserve this value.  YesDTC agrees to inform WordSmart of any changes to all relevant product, packaging, promotional, and other materials and/or marketing efforts that will, could or can be viewed, purchased or used by any purchasers of products in the Product Line.  WordSmart shall have the right to approve any such changes before they are made.  WordSmart agrees to review any proposed changes in a timely manner.  WordSmart also agrees to provide its expertise from time to time relative to the Product Line, YesDTC’s packaging, promotional material, and other marketing materials as needed and as requested by YesDTC.

12. Consistency of Pricing.  To the extent permitted by applicable law, YesDTC and WordSmart agree to receive approval of the other party before any price changes are made so the consistency of pricing can be maintained.

13. Consulting Services.  In addition to the other services to be provided by WordSmart to YesDTC during the Term of this Agreement, WordSmart agrees to make appropriate staff member(s) available, on a reasonable basis, throughout the Term of this Agreement, and all Renewal Terms, to assist YesDTC in its Direct Response Marketing efforts.  Such staff member(s) shall be available at dates and time as shall be reasonably requested by YesDTC upon reasonable notice.  YesDTC agrees to reimburse WordSmart for any travel or other related hard costs paid by WordSmart to or on behalf of such staff member(s), so long as prior approval of these costs is obtained from YesDTC.

14. Business Risks.  Except as otherwise expressly provided in this Agreement, YesDTC shall be solely responsible for all of the costs of manufacturing, marketing, selling and distributing the Product Line.  WordSmart and YesDTC understand and agree that there is a substantial risk in any venture such as this one and neither WordSmart nor YesDTC is making any warranty, representation, promise or agreement regarding the amounts of Net Collected Sales which will be generated (or Royalties which will be earned) pursuant to this Agreement.

15. Limitation of Liability.  NOTWITHSTANDING ANY OTHER TERM OR PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES, INCLUDING ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT BY EITHER PARTY OR ANY OTHER PERSON AND THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY INTENDED TO BENEFIT EITHER PARTY, SHALL EITHER PARTY OR ANY OF THEIR OFFICERS, MANAGERS DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS, INDEPENDENT CONTRACTORS, REPRESENTATIVES, OR AFFILIATES, HAVE ANY LIABILITY OR OBLIGATION TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND, LOST PROFITS, ANTICIPATED INCOME OR PROFITS, OR OTHER SIMILAR DAMAGES.

16. No Warranties.  WORDSMART MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE INTELLECTUAL PROPERTY.

17. Indemnification.

(a) YesDTC shall indemnify, defend and hold harmless WordSmart, and its officers, directors, employees, agents and attorneys and their respective successors and assigns (the “WordSmart Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the WordSmart Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the manufacture, sale, marketing, promotion, or distribution by YesDTC or an affiliate of YesDTC, or the use of the Product Line or the Intellectual Property, or any product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of the breach of this Agreement by YesDTC.  With respect to a WordSmart Indemnitee, YesDTC’s indemnification under this Section 17(a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such WordSmart Indemnitee, but shall not apply to any liability, damage, loss or expense if it is attributable to the gross negligence or willful misconduct of such WordSmart Indemnitee.

(b) WordSmart shall indemnify, defend and hold harmless YesDTC, and its officers, directors, employees, agents and attorneys and their respective successors and assigns (the “YesDTC Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the YesDTC Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out misuse of any intellectual property by WordSmart or (ii) arising out of the breach of this Agreement by WordSmart.  With respect to a YesDTC Indemnitee, WordSmart’s indemnification under this Section 17(b) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such YesDTC Indemnitee, but shall not apply to any liability, damage, loss or expense if it is attributable to the gross negligence or willful misconduct of such YesDTC Indemnitee.

18. Insurance.

(a) Prior to the end of the Operational Contract Phase, YesDTC shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance, in reasonable amounts per incident and in the aggregate, with respect to the Product Line and its manufacture, sale or other distribution and use thereof and relating thereto.  WordSmart shall be named as an additional insured under such policies.  The amounts of insurance coverage required under this Section 18(a) shall not be construed to create a limit of YesDTC’s liability with respect to its indemnification obligations under Section 17(a) of this Agreement.

(b) YesDTC shall provide WordSmart with written evidence of such insurance upon request of WordSmart.

(c) YesDTC shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by YesDTC or an affiliate of YesDTC.

(d) Prior to the Effective Date of this Agreement, WordSmart shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance, in reasonable amounts per incident and in the aggregate, with respect to the Product Line and its manufacture, sale or other distribution and use thereof and relating thereto.  YesDTC shall be named as an additional insured under such policies.  The amounts of insurance coverage required under this Section 18(d) shall not be construed to create a limit of WordSmart’s liability with respect to its indemnification obligations under Section 17(b) of this Agreement.

(e) WordSmart shall provide YesDTC with written evidence of such insurance upon request of YesDTC.

(f) WordSmart shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by WordSmart or an affiliate of WordSmart.

19. Confidentiality.

(a) During the term of this Agreement, each party may have access to certain confidential and proprietary information of the other party (collectively, the “Confidential Information”).  Confidential Information may include, but is not limited to: (i) the Product Line and all updates, enhancements, new releases, modifications and corrective programming thereto; (ii) technical and user documentation and guides; (iii) customer lists, prospect lists, existing agreements with vendors and business partners of either party, pricing proposals; (iv) marketing, sales, financial and other business information, data and plans; (v) research and development information; (vi) formulas, methods, know-how, processes, designs, new products, performance tests, product evaluations, proprietary computer software, bug fixes, reported problems with any software or services; (vii) information concerning the customers, potential customers, employees and service providers of either party; and, (viii) this Agreement and the contents thereof.  The disclosing party shall retain all right, title and interest in and to all of its Confidential Information, including but not limited to any intellectual property rights embodied therein.

(b) Notwithstanding the foregoing, Confidential Information shall not include any information that the receiving party can establish:  (i) is or subsequently becomes publicly available through no act or omission of the receiving party; (ii) was in the receiving party’s lawful possession prior to disclosure of such information; (iii) is subsequently disclosed to receiving party by a third party who is not in breach of an obligation of confidentiality; (iv) is independently developed by the receiving party without the use or benefit of the Confidential Information; or (v) is required to be disclosed under a court order or a valid subpoena, provided that the receiving party promptly notifies the disclosing party and provides the disclosing party an opportunity to seek an appropriate protective order.  In no event shall the Product Line be considered not to be Confidential Information or to be part of the public domain.

(c) Confidential Information shall be used solely for each party’s performance under this Agreement and the exercise of its rights hereunder and shall not be disclosed to any third party.  Each party shall take reasonable precautions, at least as great as the precautions it takes to protect its own confidential information, to maintain the Confidential Information in strict confidence.  Further, in consideration of the disclosure of Confidential Information, and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the party receiving the Confidential Information agrees to: (i) not copy, in whole or any part, of any Confidential Information without written consent of disclosing party; (b) disclose Confidential Information only to its employees that need to know the information for the performance of their duties; (c) not disclose Confidential Information to persons outside of itself without written consent of the providing party unless such disclosure is required pursuant to applicable laws, regulation or court order, provided that the providing party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production; and, (d) return all Confidential Information, including any copies or other records, to the providing party upon receipt of a written request from the providing party.

(d) The receiving party acknowledges and agrees that Confidential Information is proprietary to and a valuable trade secret of the disclosing party and that any disclosure or unauthorized use of any Confidential Information will cause irreparable harm and loss to the disclosing party.  In the event of any breach of this Agreement by a receiving party, the disclosing party shall be entitled to obtain from any court of competent jurisdiction, without requirement or bond or other security, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising from such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies at law or in equity to which the disclosing party may be entitled.

20. Attorneys’ Fees.  In the event either party shall commence any action or proceeding against the other party for a breach or claimed breach of this Agreement, or to seek a judicial declaration of rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs, including such fees and costs incurred in enforcing any judgment awarded to the prevailing party.

21. Equitable Remedies.  YesDTC understands and agrees that WordSmart will suffer irreparable harm if YesDTC fails to comply with any of YesDTC’s obligations under this Agreement, and monetary damages will be inadequate to compensate WordSmart for such breach.  Accordingly, YesDTC agrees that WordSmart shall, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement, without the necessity of posting a bond or undertaking. WordSmart  also understands and agrees that YesDTC will suffer irreparable harm if WordSmart fails to comply with any of WordSmart’s obligations under this Agreement, and monetary damages will be inadequate to compensate YesDTC for such breach.  Accordingly, WordSmart agrees that YesDTC shall, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement, without the necessity of posting a bond or undertaking.

22. Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one instrument.

23. Severability.  In the event that all or any portion of one or more provisions of this Agreement are held by any court to be invalid or unenforceable as between the parties hereto, such judgment shall not affect the remainder of this Agreement and such remainder shall remain binding and in full force and effect.

24. Notices.  All legal notices, approvals, requests, consents and other legal communications given pursuant to this Agreement shall be in writing and shall be effective when received if hand-delivered, sent by overnight courier service or sent by United States certified mail, addressed as follows (or to such other address as a party may designate by the giving of proper notice in accordance with this section):

If to WordSmart:                  WordSmart Corporation
10025 Mesa Rim Road
San Diego, CA  92121
Attn:  Mr. David Kay

If to YesDTC:                       YesDTC Holdings, Inc.
300 Beale Street, Suite 613
San Francisco,  CA  94105
Attn:  Mr. Joseph Noel

25. No Waiver.  The failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's right to enforce such provision, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision or any other provision.

26. No Solicitation.  During this Agreement and for a period of twelve (12) months following the termination of this Agreement, YesDTC shall not solicit for employment any WordSmart employees.

27. Independent Contractors.  The Parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, affiliates, co-owners or otherwise as participants in a joint undertaking.

28. No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  Specifically, YesDTC shall not assign its rights under this Agreement or sublicense to any third party any of its rights under this Agreement in whole, or in part.

29. Survival.  All representations and warranties both expressed and implied survive the termination or expiration of the Agreement, inspections, acceptance and payment.

30. Publication & Press Releases.  Each Party shall send the other Party a copy of any draft press release that refers to the other Party, for advanced approval before release.  Approvals will not be unreasonably withheld, and shall be provided in writing on a timely basis.  WordSmart understands that YesDTC is a fully reporting Company with the U.S. Securities & Exchange Commission and, as a result, is bound by this regulator’s rules and statutes.

31. Amendments.  This Agreement may be modified or amended only in writing, signed by both of the Parties.

32. Entire Agreement.  This Agreement, including all Exhibits, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations, oral or written, between the Parties hereto regarding such matter.

33. Disputes and/or Disagreements Between the Parties.  In the event of any dispute between the Parties that arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated.  A list of arbitrators shall be presented to the Claimant and Respondent from which one will be chosen using the applicable rules.  The hearing shall be conducted in the County of San Diego, unless both parties consent to a different location.  The decision of the arbitrator shall be final and binding upon all Parties. Cost relating to the arbitration process will be shared by the parties.  Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting an arbitrator's award, will be added to, and become a part of, the amount due pursuant to this Agreement.  Any questions involving contract interpretation shall use the laws of California. An arbitrator's decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

34. Governing Law; Venue.  This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof and to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or proceeding may be instituted.  All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state or federal courts located in the County of San Diego.  This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section.  Each party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to the venue with respect to any proceeding brought in accordance with this Section.

[The Remainder of this Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the 18th day of October, 2010.

YesDTC HOLDINGS, INC.	WORDSMART CORPORATION

By: /s/ Joseph Noel	By: /s/ David Kay
Joseph Noel, Chief Executive Officer	David Kay, Chief Executive Officer

Attachment A

Internet Marketing Rules

The parties agree to the following Internet Marketing Rules:

1.
WordSmart has granted to YesDTC a license to use WordSmart’s Intellectual Property pursuant to the terms of the Agreement in connection with Direct Response Marketing only.  WordSmart has retained certain rights under the Agreement to continue marketing products in the Product Line and other products in connection with the WordSmart Retained Rights pursuant to the terms of the Agreement.  These Internet Marketing Rules are intended to clarify the rights and responsibilities of YesDTC and WordSmart in connection with their respective Internet marketing activities.

2.	YesDTC will have full rights to the current and any new versions of the www.wordsmart.tv website and URL during the Term of this Agreement.

3.	WordSmart will have full rights to the existing www.wordsmart.com website and URL during and after the Term of this Agreement.

4.
WordSmart shall retain the exclusive right to purchase the following keywords, and other similar type “name” keywords, that will direct consumers to www.wordsmart.com.  It is understood by both parties that the below words are merely examples and not a complete list of the words.

WordSmart
WordSmart Vocabulary

5.
WordSmart shall retain the exclusive right to purchase the following keywords, and other similar type “non-name” keywords, that will direct consumers to www.wordsmart.com.  It is understood by both parties that the below words are merely examples and not a complete list of the words.

SAT Prep
GRE Prep

6.
YesDTC shall have the exclusive right to purchase the following keywords, other similar type “infomercial” keywords, and all other keywords not specifically categorized, that will direct consumers to www.wordsmart.tv. It is understood by both parties that the below words are merely examples and not a complete list of the words.

WordSmart.tv
WordSmart TV offer
WordSmart infomercial
Alex Trebek infomercial

7.
WordSmart will always run a well positioned, highly visible clickable “button” on its website homepage referring to the “special t.v. offer” or otherwise promoting YesDTC’s Direct Response Marketing infomercial.  Clicking on this “button” will lead consumers who are responding to YesDTC’s Direct Response Marketing infomercial to the landing page (www.wordsmart.tv) in an effort to enable the consumers who are responding to the Direct Response Marketing infomercial to purchase product from YesDTC.  This “button” will consume the exact same percentage of the www.wordsmart.com homepage, in a similar and very prominent location on the www.wordsmart.com homepage as currently existed as of October 1, 2010.  YesDTC maintains design rights to this button.  When this button is clicked, it will link the user directly to www.wordsmart.tv.  WordSmart will have reasonable approval over this design.  Both WordSmart and YesDTC agree that the purpose of this “button” is to divert those customers who are responding to YesDTC infomercials to the www.wordsmart.tv website.

8.
WordSmart may directly sell the Product Line to consumers from www.wordsmart.com, but will not place any clickable link on its homepage that will link to any other order page to either promote sales of the products in the Product Line or that will link to any order page.   However, WordSmart may include a clickable link to a WordSmart order page on any other page at www.wordsmart.com.

9.
WordSmart and YesDTC will take commercially reasonable efforts to accurately report all traffic connected to their respective websites as a result of any pay-per-click campaigns and each will comply with any maintenance or other requirements necessary to manage the pay-per-click campaign in a fair manner.  WordSmart and YesDTC will exchange information with each other relative to the other’s pay-per-click campaign.

10.
WordSmart may use its website www.wordsmart.com to directly sell any products in the Product Line or any other products in connection with the WordSmart Retained Rights without any restrictions contained in this Agreement or under these Internet Marketing Rules.